Exhibit 4.1

First Supplemental Indenture (this “Supplemental Indenture”), dated as of December 20, 2013 , among the guarantors listed on the signature page hereto (the “Subsidiary Guarantors”), each a subsidiary of Polymer Group, Inc., a Delaware corporation (the “Company”), and Wilmington Trust Company, a Delaware chartered trust company, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Polymer Group, Inc. and the Guarantors party thereto (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee a Senior Secured Notes Indenture (the “Indenture”), dated as of January 28, 2011, providing for the issuance of 7.75% Senior Secured Notes due 2019;

WHEREAS, the Indenture provides that under certain circumstances the Subsidiary Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantors shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. Each Subsidiary Guarantor hereby agrees as follows:

(a) Along with all Guarantors named in the Indenture, to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(i) the principal of and interest, premium and Additional Interest, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors and each Subsidiary Guarantor shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

(d) This Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture, the Collateral Documents and this Supplemental Indenture and each Subsidiary Guarantor accepts all obligations of a Guarantor under the Indenture.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors (including the Subsidiary Guarantors), or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) The Subsidiary Guarantors shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g) As between each Subsidiary Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by each Subsidiary Guarantor for the purpose of this Guarantee.

(h) Each Subsidiary Guarantor shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Guarantee.

(i) Pursuant to Section 11.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy Law or fraudulent conveyance laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 11 of the Indenture, this new Guarantee shall be limited to the maximum amount permissible such that the obligations of each such Subsidiary Guarantor under this Guarantee shall not constitute a fraudulent transfer or conveyance.

(j) This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Guarantee, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(k) In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l) This Guarantee shall be a general senior secured obligation of each such Subsidiary Guarantors, ranking pari passu with any other future Senior Indebtedness of each of the Subsidiary Guarantors, if any, and senior in right of payment to all existing and future Subordinated Indebtedness of each of the Subsidiary Guarantors.

(m) Each payment to be made by each of the Subsidiary Guarantors in respect of this Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(3) Execution and Delivery. Each Subsidiary Guarantor agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Except as otherwise provided in Section 5.01(c) of the Indenture, each Subsidiary Guarantor shall not consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) such Subsidiary Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership, trust or limited liability company organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture, such Subsidiary Guarantor’s related Guarantee and the Collateral Documents pursuant to supplemental indentures or other documents or instruments in a form reasonably satisfactory to the Trustee;

(C) immediately after such transaction, no Default or Event of Default exists; and

(D) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture;

(E) the Collateral transferred to the Successor Person shall (i) continue to constitute Collateral under the Indenture and the Collateral Documents, (ii) be subject to the Lien in favor of the Collateral Agent for the benefit of the Holders, and (iii) not be subject to any Lien, other than Liens permitted by the terms of the Indenture; and

(F) to the extent that the assets of the Person which is merged or consolidated with or into the Successor Person are assets of the type which would constitute Collateral under the Collateral Documents, the Successor Person shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in the Indenture; or

(ii) the transaction is made in compliance with Section 4.10 of the Indenture.

(b) Subject to certain limitations described in the Indenture, the Successor Person shall succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, such Subsidiary Guarantor may (i) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company, (ii) merge with an Affiliate of the Company solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (iii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Guarantor, in each case without regard to the requirements set forth in Section 5.01(c) of the Indenture.

(5) Releases. The Guarantee of each Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Subsidiary Guarantor, the Company or the Trustee is required for the release of any Subsidiary Guarantor’s Guarantee, upon:

(1) (A) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary if such sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(B) the release or discharge of the guarantee by such Subsidiary Guarantor of the Indebtedness which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(C) the proper designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with Section 4.07 of the Indenture and the definition of “Unrestricted Subsidiary” in Section 1.01 of the Indenture; or

(D) the Company exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 of the Indenture or the satisfaction and discharge of the Company’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2) such Subsidiary Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

(6) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Subsidiary Guarantors shall have any liability for any obligations of the Company or the Guarantors (including the Subsidiary Guarantors) under the Notes, any Guarantees, the Indenture, the Collateral Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(7) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(8) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(9) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(10) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Subsidiary Guarantors.

(11) Subrogation. Each Subsidiary Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by such Subsidiary Guarantor pursuant to the provisions of Section 2 hereof and Section 11.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, such Subsidiary Guarantor shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under the Indenture or the Notes shall have been paid in full.

(12) Benefits Acknowledged. Each Subsidiary Guarantor’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Subsidiary Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(13) Successors. All agreements of each Subsidiary Guarantor in this Supplemental Indenture shall bind its Successors, except as otherwise provided in Section 2(k) hereof or elsewhere in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

FIBERWEB HOLDINGS, INC.

1.	By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

FIBERWEB USA HOLDINGS, INC.

2.	By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

FIBERWEB INDUSTRIAL TEXTILES CORPORATION

3.	By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

FIBERWEB, INC.

4.	By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

OLD HICKORY STEAMWORKS, LLC

5.	By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

FIBERWEB WASHOUGAL, INC.

6.	By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

[Signature Page to Supplemental Indenture]

WILMINGTON TRUST COMPANY,
as Trustee

7.	By:	/s/ Joshua C. Jones
	Name:	Joshua C. Jones
	Title:	Financial Services Officer

[Signature Page to Supplemental Indenture]